MANAGEMENT AGREEMENT
                                     BETWEEN
                             GT GLOBAL SERIES TRUST
                                       AND
                      CHANCELLOR LGT ASSET MANAGEMENT, INC.


         Agreement made as of ________, 1997, between GT Global Series Trust, a Massachusetts business trust ("Trust"), on behalf of GT Global New Dimension Fund ("Fund"), and Chancellor LGT Asset Management, Inc.
("Chancellor LGT"), a California corporation.

         WHEREAS the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

         WHEREAS the Trust desires to retain Chancellor LGT as manager to furnish certain management services to the Fund, and Chancellor LGT is willing to furnish such services;

         NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Trust hereby appoints Chancellor LGT as manager of the Fund for the period and on the terms set forth in this Agreement. Chancellor LGT accepts such appointment and agrees to render the services herein set forth, for the compensation herein referenced and provided.

         2. DUTIES AS MANAGER. Chancellor LGT will manage the affairs of the Fund subject to the supervision of the Trust's Board of Trustees ("Board") and the following understandings:

                  (a) Chancellor LGT will be responsible for the daily allocation and periodic rebalancing of the Fund's assets among the investment companies in which the Fund invests ("Underlying Funds"). Such allocation and rebalancing shall be made in accordance with the Trust's Registration Statement. Chancellor LGT will be responsible for placing all trades on behalf of the Fund. Chancellor LGT also will determine from time to time what other securities, if any, will be purchased, retained or sold by the Fund and what cash, if any, will be retained by the Fund.




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                  (b) Chancellor  LGT will oversee the  maintenance of all books and records with respect to the securities transactions of the Fund and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Chancellor LGT hereby agrees that all records which it maintains for the Fund are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Fund and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records which it maintains for the Fund upon request by the Fund.

                  (c) Chancellor LGT will supervise all aspects of the operations of the Fund, including the oversight of transfer agency, custodial, pricing and accounting services, except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for control of the conduct of the affairs of the Fund.

                  (d) At Chancellor LGT's expense, Chancellor LGT will provide the Fund with such corporate, administrative and clerical personnel (including officers of the Trust) and services as are reasonably deemed necessary or advisable by the Board.

                  (e) Chancellor LGT will arrange for, but not pay for (except as may be provided for under Section 6 of this Agreement) the periodic preparation, updating, filing and dissemination (as applicable) of the Fund's prospectus, proxy material, tax returns and required reports with or to the Fund's shareholders, the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

                  (f) Chancellor LGT will provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities and similar items.

         3. FURTHER DUTIES. In all matters relating to the performance of this Agreement, Chancellor LGT will act in conformity with the Declaration of Trust, By-laws and Registration Statement of the Trust and with the instructions and


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directions of the Board,  and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

         4. DELEGATION OF CHANCELLOR LGT'S DUTIES AS MANAGER. With respect to the Fund, Chancellor LGT may enter into one or more Agreements ("Sub-Management Agreement") with a sub-manager in which Chancellor LGT delegates to such sub-manager the performance of any or all of the services specified in Paragraph 2 of this Agreement, provided that (i) each Sub-Management Agreement imposes on the sub-manager bound thereby all the duties and conditions to which Chancellor LGT is subject with respect to the delegated services under Paragraph 2 of this Agreement; (ii) each Sub-Management Agreement meets all requirements of the 1940 Act and rules thereunder; and (iii) Chancellor LGT shall not enter into a Sub-Management Agreement unless it is approved by the Board prior to implementation.

         5. SERVICES NOT EXCLUSIVE. The services furnished by Chancellor LGT hereunder are not to be deemed exclusive and Chancellor LGT shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Chancellor LGT, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

         6.       EXPENSES.

                  (a) During the term of this Agreement, Chancellor LGT shall bear all expenses of the Fund (other than expenses reimbursed pursuant to the Fund's Rule 12b-1 Plans of distribution and non-recurring and extraordinary expenses of the Fund) until such time as the Fund enters into a special servicing or similar agreement among the Trust, Chancellor LGT, G.T. Investment Funds, Inc. and GT Investor Services, Inc. ("Special Servicing Agreement"). Once the Trust enters into the Special Servicing Agreement, all expenses of the Fund (other than expenses reimbursed pursuant to the Fund's Rule 12b-1 plans of distribution and non-recurring and extraordinary expenses) shall be paid for


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pursuant to that  agreement.  Without  limiting the generality of the foregoing,
such  expenses  include  the  following:   (i)  the  cost  (including  brokerage
commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) expenses of organizing the Trust; (iii) filing fees and expenses relating to the registration and qualification of the Fund's shares and the Trust under federal and/or state securities law and maintaining such registrations and qualifications; (iv) fees and salaries payable to the Trust's Trustees who are not parties to this Agreement or interested persons of any such party ("Independent Trustees"); (v) all expenses incurred in connection with the Independent Trustees' services, including travel expenses; (vi) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (vii) legal, accounting and auditing expenses, including legal fees of special counsel for the Independent Trustees; (viii) charges of custodians, transfer agents, pricing agents and other agents; (ix) costs of preparing share certificates; (x) expenses of setting in type, printing and mailing prospectuses and supplements thereto, statements of additional information, reports and proxy materials for existing shareholders; (xi) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xii) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xiii) the cost of investment company literature and other publications provided by the Fund to its Trustees and officers; and (xiv) costs of mailing, stationery and communications equipment.

                  (c) During the term of this Agreement, the Fund shall bear any non-recurring and extraordinary expenses incurred in its operations. Such non-recurring and extraordinary expenses include: (i) the fees and costs of actions, suits or proceedings, and any penalties, damages or payments in settlement in connection therewith, for which the Trust and/or the Fund may be liable directly, or which they may incur as a result of their legal obligation to provide indemnification to their officers, trustees and agents; (ii) the fees and costs of any governmental investigation and any fines or penalties in connection therewith; (iii) and any federal, state or local tax, or related interest, penalties or additions to tax for which the Trust or the Fund may be liable.



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                  (d) The payment or assumption by Chancellor LGT of any expense of the Fund prior to the effective date of the Special Servicing Agreement shall not obligate Chancellor LGT to pay or assume the same or any similar expense of the Fund after the effective date of the Special Servicing Agreement.

         7. COMPENSATION. Chancellor LGT will not be paid any special compensation for the services provided by it hereunder. However, Chancellor LGT may receive fees for performing investment management and other services on behalf of the Underlying Funds and may receive further fees from the Underlying Funds pursuant to the Special Servicing Agreement.

         8. LIMITATION OF LIABILITY OF CHANCELLOR LGT AND INDEMNIFICATION. Chancellor LGT shall not be liable, and the Trust shall indemnify Chancellor LGT and its directors, officers and employees, for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Chancellor LGT in the performance by Chancellor LGT of its duties or from reckless disregard by Chancellor LGT of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of Chancellor LGT, who may be or become a Trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, partner, employee, or agent or one under the control or direction of Chancellor LGT even though paid by it.

         9. LIMITATION OF LIABILITY OF SHAREHOLDERS AND TRUSTEES OF THE TRUST. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, nominees, agents or employees of the Trust personally, but shall only bind the assets and property of the Trust, as provided in the Trust's Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Board of Trustees of the Trust, and this Agreement has been executed and delivered by an authorized officer of the Trust acting as such, and neither such authorization by the Board


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of Trustees nor such  execution  and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust's Declaration of Trust.

         10.      DURATION AND TERMINATION.

                  (a) This Agreement shall become effective upon the date written above, provided that this Agreement shall not take effect with respect to the Fund unless it has first been approved (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding voting securities.

                  (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, with respect to the Fund, this Agreement shall continue automatically for successive periods not to exceed twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

                  (c) Notwithstanding the foregoing, with respect to the Fund this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days' written notice to Chancellor LGT, or by Chancellor LGT at any time, without the payment of any penalty, on sixty days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

         11. AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund's outstanding voting securities.

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         12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California and the 1940 Act. To the extent that the applicable laws of the State of California conflict with the applicable provisions of the 1940 Act, the latter shall control.

         13. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person," "assignment," "broker," "dealer," "investment adviser," "national securities exchange," "net assets," "prospectus," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

Attest:                    GT GLOBAL SERIES TRUST


____________________       By:   ___________________________


Attest:                    CHANCELLOR LGT ASSET MANAGEMENT, INC.


____________________       By:    ___________________________











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